Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Continues to Win Brand-Loyal Customers as Q3 Profit and Q4 Outlook Both Exceed Wall Street Expectations

Q3 diluted earnings per share of $2.90; Q3 adjusted diluted earnings per share1 of $2.78, above the top end of guidance; Q4 adjusted diluted earnings per share guidance of $3.00 to $3.502

Customer investments this year are on track to total over $1 billion focused on improving the experience, product and service, delivering more value for every customer on every flight, and United expects to invest over $1 billion more in 2026

Growing base of brand-loyal customers boosted resilience through macro volatility during the first three quarters of the year and is poised to fuel a strong Q4 as the demand environment strengthens with an expected meaningful improvement in unit revenue year-over-year compared to Q3

Operational excellence continues to lay a solid foundation for the overall business as United flew its largest summer mainline schedule ever in 2025 and had its lowest third-quarter cancel rate in its history3

CHICAGO, October 15, 2025 – United Airlines (UAL) today reported a third-quarter profit ahead of Wall Street expectations. The company had third-quarter pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.2% and adjusted pre-tax earnings1 of $1.2 billion, with an adjusted pre-tax margin1 of 8.0%. The company also achieved diluted earnings per share of $2.90 and adjusted diluted earnings per share1 of $2.78, compared to guidance of $2.25 to $2.75. Total operating revenue grew 2.6% year-over year to $15.2 billion.
These financial results show how the airline has thrived in an economically volatile year thanks to brand-loyal customers who choose to fly United because of the value in the United experience. United continued to benefit from diverse revenue sources during the quarter. In the third quarter, premium cabin revenue rose 6% year-over-year; revenue from Basic Economy rose 4% year-over-year; cargo revenue rose 3% year-over-year and loyalty revenue rose 9% year-over-year. This great momentum has continued so far in the fourth quarter and we expect the fourth quarter of 2025 to have the highest total operating revenue for a single quarter in company history.
“We’ve invested in customers at every price point: Seatback screens, an industry-leading mobile app, extra legroom, a lie-flat United Polaris seat, and fast, free, reliable Starlink on every plane by 2027. Our customers value
1 For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.
2 Adjusted diluted earnings per share is a non-GAAP financial measure that excludes operating and non-operating special charges and unrealized (gains) losses on investments, net and income tax benefit on adjustments, net. We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items. For additional information about United's adjusted diluted earnings per share guidance, please refer to the Investor Update issued in connection with this quarterly earnings announcement.
3 Excluding years impacted by the COVID-19 pandemic – 2020 and 2021.

United Airlines Announces Third-Quarter 2025 Results
the United experience, making them increasingly loyal to United,” CEO Scott Kirby said. “Those investments over almost a decade, combined with great service from our people, have allowed United to win and retain brand-loyal customers, leading to economic resilience even with macro economic volatility through the first three quarters of the year and significant upside as the economy and demand are improving in the fourth quarter.”
United continues to make significant investments in winning brand-loyal customers, including more than $1 billion planned on enhancements including Starlink installations, seatback screens, and 25% more on food. Over half of the United narrowbody fleet now has its signature interior and seatback screens, leading to a 15-point increase in customer satisfaction with the inflight entertainment system since third quarter 2022. United plans to invest an additional $1 billion in the customer experience in 2026.
United’s reliable operation is also benefiting customers and building brand loyalty. United had its highest third-quarter completion factor3, carried more than 48 million customers, the most-ever during a quarter, and flew its largest daily mainline schedule with 2,940 daily flights carrying more than 427,000 passengers a day. Six of United’s seven hubs ranked first or second for on-time departures. Reliability continues to be a focus — customers who arrive on time are more than three times as likely to recommend United as compared to customers whose flights are delayed.
United’s network strength is another reason it is winning customer preference. Last week it announced summer 2026 flights to Split, Croatia; Glasgow, Scotland; Santiago de Compostela, Spain; and Bari, Italy, while also bringing back all six new Atlantic destinations from its summer 2025 international expansion. United is the largest carrier across the Atlantic, with service to 46 cities planned for 2026.
“Customers are increasingly choosing an airline that can deliver value for them across the full travel experience, from Basic Economy to United Polaris,” Kirby said. “We are well-positioned to be the airline those brand-loyal customers choose to fly them across the U.S. and around the world.”

United Airlines Reports Third-Quarter 2025 Results
Third-Quarter Financial Results
•Capacity up 7.2% compared to third-quarter 2024.
•Total operating revenue of $15.2 billion, up 2.6% compared to third-quarter 2024.
•TRASM down (4.3%) compared to third-quarter 2024.
•CASM down (2.8%), and CASM-ex1 down (0.9%), compared to third-quarter 2024; 1 point of expense moved from third-quarter 2025 to fourth-quarter 2025 primarily driven by maintenance and a reduction of 1 point of labor expense due to the timing of certain union contracts.
•Pre-tax earnings of $1.3 billion, with a pre-tax margin of 8.2%; adjusted pre-tax earnings1 of $1.2 billion, with an adjusted pre-tax margin1 of 8.0%.
•Net income of $0.9 billion; adjusted net income1 of $0.9 billion.
•Diluted earnings per share of $2.90; adjusted diluted earnings per share1 of $2.78.
•Average fuel price per gallon of $2.43.
•Ending available liquidity4 of $16.3 billion.
•Total debt, finance lease obligations and other financial liabilities of $25.4 billion at quarter end.
•Prepaid the remaining $1.5 billion balance of the MileagePlus bonds, resulting in full repayment of all debt secured by the MileagePlus business.
•Trailing twelve months net leverage5 of 2.1x.
•Repurchased $19 million of shares in the third quarter 2025, and have repurchased approximately $612 million of shares year-to-date as of September 30, 2025.
Key Highlights
•Operated the largest daily mainline schedule flown in a quarter, carrying over 48 million customers, a daily average of 427,000 mainline customers on 2,940 daily mainline flights. This included flying the largest international schedule in United’s history, with more than 400 roundtrips per day to a total of 142 destinations.
•Launched a collaboration with Apple TV, bringing the streaming service's most popular series to customers for free on 130,000+ seatback screens.
•United has updated more than half of its narrowbody fleet with its signature interior and seatback screens, leading to a 15-point increase in customer satisfaction with the inflight entertainment system since third quarter 2022.
•Achieved the highest customer satisfaction rate for a third quarter since 2022 across key customer experience drivers, having invested $85 million in the food and beverage program with another $45 million allotted next year.
4 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.
5 Effective January 1, 2025, we define Adjusted EBITDAR, which is included in the calculation of net leverage on a trailing twelve month basis, to include an additional adjustment for the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically. For additional information about the non-GAAP financial measures used in this press release, including net leverage and Adjusted EBITDAR, see "Non-GAAP Financial Information" below.

United Airlines Reports Third-Quarter 2025 Results
•Announced the airline will resume flights to Tel Aviv from Chicago O’Hare and Washington Dulles for the first time since 2023, with flights scheduled to begin in early November.
•Received FAA certification on the airline’s first mainline Starlink-equipped aircraft, operating the first Starlink-equipped commercial flight earlier today. Access to Starlink will be free for all MileagePlus customers and includes game-changing inflight entertainment experiences like streaming services, shopping, gaming and more. Membership to MileagePlus is also free and people can sign-up now at united.com/starlink.
Customer Experience
•Connection Saver saved 290,000 potential missed customer connections, the highest for a third quarter in the company's history.
•United launched TSA PreCheck Touchless ID at its Denver and Newark hubs, bringing a more seamless customer experience to 12 airports total.
•With a $9 million investment in digital check-in and curbside processes over the last year, nearly half of passengers flown in the quarter bypassed the lobby for a more efficient travel experience, with 85% of customers using digital check-in and the airline achieving the highest ever curbside utilization for a quarter.
•Opened the airline’s fourth United Club location at its Denver hub, a two-story, 33,000 square-foot space for customers to relax and recharge during the travel journey.
•Announced the opening of the United Globe Club at Capital One Arena this fall in collaboration with Monumental Sports and Entertainment, a 24,000 square-foot lounge that offers spectators a VIP experience.
Operations
•United’s Newark hub achieved its best operational performance for a summer in the airline’s history3, and the FAA finalized its order capping flight operations to 72 operations per hour through October of 2026.
•Began operating out of four additional gates at Chicago O’Hare in October, with a fifth gate expected to begin operating later in October. The gates were assigned to United by the City of Chicago and Chicago Department of Aviation’s redetermination process which is based on operations at the airport.
•Achieved the airline’s highest third-quarter completion rate in company history3.
•United Express achieved 43 days with a 100% completion rate, setting a company record for the most days of perfect completion for the year to date at 923.
•Broke ground on a new, state of the art catering facility at the airline’s Houston hub, that will use automated technology to streamline meal assembly and improve preparation time.

Network

United Airlines Reports Third-Quarter 2025 Results
•Announced additional flights to 15 U.S. cities in United’s winter schedule, including two new routes from Newark to Columbia, South Carolina and Chattanooga, Tennessee and increased daily flying to popular warm-weather destinations like Orlando, Florida; Ft. Lauderdale, Florida and Las Vegas, Nevada.
•United expanded both its international and domestic networks, including Denver to Columbia, Missouri; Watertown, South Dakota; and Pierre, South Dakota; Chicago to Columbia, Missouri and Lafayette, Indiana; and Tokyo-Narita to Kaohsiung.
•Added 24 nonstop flights to fly college football fans to games this fall.
•Announced the launch of a codeshare program with ITA Airways, giving customers access to booking one-way tickets to more Italian destinations.
Employees, Communities and Investments
•In the company’s fifth annual September of Service, United partnered with Rise Against Hunger to host more than 20 meal packaging events throughout the system, with more than 3,500 employees volunteering over 11,000 hours throughout the month to package more than 497,000 meals.
•United supported the transport of over 117 responders to recovery efforts at 11 disaster relief events in partnership with Airlink, transporting over 221,000 pounds of cargo in support of 25 non-profit organizations to aid over 644,000 around the world. In total, United transported the most cargo for a third quarter in company history, at 9.5 million pounds of medical shipments and 262,000 pounds of military shipments.
•Committed $250,000 in funding to 24 schools impacted by California wildfires earlier this year.
•Hosted 18 events in honor of Girls in Aviation Day to educate young girls on future possibilities in aviation.
•Strengthened United’s early career pipeline, launching a Campus Ambassador Program at select universities this fall to recruit future talent.
•United Airlines Ventures announced its investment in supersonic aircraft startup Astro Mechanica.
Awards
•United was recognized as a leading employer in Newsweek’s 2026 list of America’s Most Admired Workplaces, America’s Greatest Workplaces for Parents and Families and America’s Greatest Companies, and Forbes’ 2025 list of Best Employers for Women.
•Chief Executive Officer Scott Kirby received APEX International’s Lifetime Achievement award for his continued leadership in reimagining the customer journey.
•United Chief Financial Officer Mike Leskinen was named a Notable Leader in Finance by Crain’s Chicago Business for his strategic foresight and transformative impact on the industry.

United Airlines Reports Third-Quarter 2025 Results
Earnings Call
UAL will hold a conference call to discuss third-quarter 2025 financial results, as well as its financial and operational outlook for the fourth-quarter 2025 and beyond, on Thursday, October 16, 2025 at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain fourth quarter and full year 2025 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website and Social Media Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. Our executive officers may also use certain social media channels, such as X and LinkedIn, to communicate information about earnings results and company updates, which may be of interest to our investors or could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, capital allocation and investments, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking

United Airlines Reports Third-Quarter 2025 Results
statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports (including as a result of government shutdowns); geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts in the Middle East, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and under "Economic and Market Factors" and "Governmental Actions" in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons

United Airlines Reports Third-Quarter 2025 Results
among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

Change in Presentation:
In the first quarter of 2025, the Company changed its rounding presentation to the nearest whole number in millions of reported amounts, except per share data or as otherwise designated. As such, certain columns and rows within the financial statements and tables presented may not sum due to rounding. Per unit amounts have been calculated from the underlying whole-dollar amounts. This change is not material and does not impact the comparability of our condensed consolidated financial statements.

-tables attached-

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2025	2024		2025	2024
Operating revenue:
Passenger revenue	$13,815	$13,561	1.9	$39,512	$38,554	2.5
Cargo revenue	431	417	3.2	1,290	1,222	5.5
Other operating revenue	979	865	13.2	2,872	2,592	10.8
Total operating revenue	15,225	14,843	2.6	43,673	42,368	3.1

Operating expense:
Salaries and related costs	4,555	4,323	5.4	13,123	12,353	6.2
Aircraft fuel	2,997	2,993	0.1	8,473	9,080	(6.7)
Landing fees and other rent	1,002	866	15.7	2,836	2,536	11.8
Aircraft maintenance materials and outside repairs	779	765	1.8	2,374	2,254	5.3
Depreciation and amortization	730	742	(1.6)	2,191	2,169	1.0
Regional capacity purchase	686	651	5.3	2,012	1,848	8.9
Distribution expenses	555	574	(3.3)	1,538	1,680	(8.4)
Aircraft rent	54	65	(16.7)	172	148	16.4
Special charges (credits)	(73)	(5)	NM	266	44	NM
Other operating expenses	2,546	2,304	10.5	7,359	6,663	10.4
Total operating expense	13,830	13,278	4.2	40,345	38,775	4.1

Operating income	1,395	1,565	(10.8)	3,328	3,593	(7.4)

Nonoperating income (expense):
Interest expense	(331)	(379)	(12.6)	(1,048)	(1,260)	(16.8)
Interest income	142	187	(23.9)	473	554	(14.6)
Interest capitalized	53	53	0.2	152	174	(12.9)
Unrealized losses on investments, net	(13)	(90)	NM	(8)	(160)	NM
Miscellaneous, net	9	(50)	NM	86	(40)	NM
Total nonoperating expense, net	(141)	(279)	(49.6)	(346)	(732)	(52.7)

Income before income taxes	1,255	1,286	(2.4)	2,981	2,861	4.2

Income tax expense	306	321	(4.7)	672	697	(3.6)
Net income	$949	$965	(1.7)	$2,309	$2,164	6.7

Earnings per share, diluted	$2.90	$2.90	—	$7.02	$6.49	8.2
Diluted weighted-average shares outstanding	326.9	332.7	(1.7)	329.0	333.3	(1.3)
NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	3Q 2025 Passenger Revenue	Passenger Revenue vs. 3Q 2024	Passenger Revenue per Available Seat Mile ("PRASM") vs. 3Q 2024	Yield vs. 3Q 2024	Available Seat Miles ("ASMs") vs. 3Q 2024	3Q 2025 ASMs	3Q 2025 Revenue Passenger Miles ("RPMs")
Domestic	$8,099	3.1%	(3.3%)	(2.2%)	6.6%	46,648	39,815

Europe	2,933	(1.3%)	(7.3%)	(6.0%)	6.5%	19,063	16,238
Middle East/India/Africa	347	30.8%	6.1%	4.5%	23.3%	2,285	1,954
Atlantic	3,280	1.3%	(6.2%)	(5.2%)	8.0%	21,348	18,192
Pacific	1,359	1.8%	(3.9%)	(5.1%)	5.9%	11,079	8,684
Latin America	1,078	(4.8%)	(13.5%)	(10.7%)	10.1%	8,342	7,079
International	5,717	0.2%	(7.1%)	(6.3%)	7.9%	40,769	33,954

Consolidated	$13,815	1.9%	(5.0%)	(4.0%)	7.2%	87,417	73,769

Select operating statistics are as follows:

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2025	2024			2025	2024
Passengers (thousands) (a)	48,382	45,559	6.2		135,374	129,259	4.7
RPMs (millions) (b)	73,769	69,549	6.1		203,374	194,040	4.8
ASMs (millions) (c)	87,417	81,541	7.2		246,919	232,887	6.0
Passenger load factor: (d)
Consolidated	84.4%	85.3%	(0.9)	pts.	82.4%	83.3%	(0.9)	pts.
Domestic	85.4%	86.4%	(1.0)	pt.	83.3%	85.5%	(2.2)	pts.
International	83.3%	84.0%	(0.7)	pts.	81.2%	80.8%	0.4	pts.
PRASM (cents)	15.80	16.63	(5.0)		16.00	16.55	(3.3)
Total revenue per available seat mile ("TRASM") (cents)	17.42	18.20	(4.3)		17.69	18.19	(2.8)
Average yield per RPM (cents) (e)	18.73	19.50	(4.0)		19.43	19.87	(2.2)
Cargo revenue ton miles (millions) (f)	890	881	1.0		2,663	2,623	1.5
Aircraft in fleet at end of period	1,486	1,381	7.6		1,486	1,381	7.6
Average stage length (miles) (g)	1,509	1,510	(0.1)		1,491	1,503	(0.8)
Employee headcount, as of September 30 (thousands)	111.9	106.5	5.1		111.9	106.5	5.1
Cost per ASM ("CASM") (cents)	15.82	16.28	(2.8)		16.34	16.65	(1.9)
CASM-ex (cents) (h)	12.15	12.26	(0.9)		12.53	12.47	0.5
Average aircraft fuel price per gallon	$2.43	$2.56	(5.1)		$2.43	$2.73	(11.0)
Fuel gallons consumed (millions)	1,233	1,170	5.4		3,488	3,329	4.8
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Effective January 1, 2025, Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense, instead of solely aircraft rent as was the case historically, to calculate Adjusted EBITDAR. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. The change in EBITDAR calculation methodology does not represent a change in management's expectations. Prior period amounts have been recast to conform to the current period presentation.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: Effective January 1, 2025, we define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. The change in free cash flow calculation methodology does not represent a change in management's expectations. We believe this change provides investors with enhanced comparability to peers and better reflects our performance. Prior period amounts have been recast to conform to the current period presentation.
Free Cash Conversion: Free cash conversion is a non-GAAP financial measure that is equal to free cash flow divided by adjusted net income. UAL provides free cash conversion because it provides a better understanding of the company's free cash flow generated by our core operations relative to our profitability. We are not providing a target for or a reconciliation to net cash provided by operating activities or net income, the most directly comparable GAAP measures, because we are unable to predict the excluded items contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

United Airlines Reports Third-Quarter 2025 Results

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2025	2024		2025	2024
CASM (GAAP)	15.82	16.28	(2.8)	16.34	16.65	(1.9)
Fuel expense	3.43	3.68	(6.8)	3.43	3.90	(12.0)
Profit sharing	0.26	0.28	(6.8)	0.19	0.18	3.4
Third-party business expenses	0.07	0.07	(3.5)	0.08	0.08	1.1
Special charges	(0.08)	(0.01)	NM	0.11	0.02	NM
CASM-ex (Non-GAAP)	12.15	12.26	(0.9)	12.53	12.47	0.5

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2025	2024	2025	2024	2025	2024
Net income (GAAP)	$949	$965	$2,309	$2,164	$3,295	$2,764
Adjusted for:
Depreciation and amortization	730	742	2,191	2,169	2,950	2,853
Interest expense, net of capitalized interest and interest income	136	139	424	532	569	755
Income tax expense	306	321	672	697	994	868
Special charges (credits)	(73)	(5)	266	44	335	91
Nonoperating unrealized losses on investments, net	13	90	8	160	47	187
Nonoperating debt extinguishment and modification fees	20	75	20	110	39	110
Adjusted EBITDA (non-GAAP)	$2,081	$2,327	$5,890	$5,876	$8,229	$7,628
Adjusted EBITDA margin (non-GAAP)	13.7%	15.7%	13.5%	13.9%	14.1%	13.6%

Adjusted EBITDA (non-GAAP)	$2,081	$2,327	$5,890	$5,876	$8,229	$7,628
Fixed portion of operating lease expense	221	232	654	644	866	873
Adjusted EBITDAR (non-GAAP) (a)	$2,302	$2,559	$6,545	$6,520	$9,095	$8,501

(a) The prior period has been recast to conform to current period presentation.

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Capital Expenditures (in millions)	2025	2024	2025	2024
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,464	$1,410	$3,984	$3,940
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	—	48	(52)	(156)
Operating leases converted to finance leases	417	52	417	96
Adjusted capital expenditures (Non-GAAP)	$1,881	$1,510	$4,349	$3,880

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Free Cash Flow (in millions) (a)	2025	2024	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	$1,218	$1,498	$7,145	$7,221	$9,370	$6,311
Net cash provided by (used in) investing activities (GAAP)	(1,743)	(2,511)	(4,785)	(936)	(6,500)	(1,679)
Adjusted for:
Net change in short-term investments	337	968	893	(2,977)	1,247	(4,255)
Net change in restricted cash	35	35	36	61	74	416
Free cash flow (Non-GAAP)	$(153)	$(10)	$3,289	$3,369	$4,191	$793

(a) The prior period has been recast to conform to current period presentation.

	September 30,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions)	2025	2024
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$25,428	$28,436	$(3,008)
Operating lease obligations - current and noncurrent	5,894	4,923	971
Pension and postretirement liabilities - noncurrent	974	1,624	(650)
Adjusted total debt (Non-GAAP)	$32,296	$34,983	(2,687)
Less: Cash and cash equivalents	$6,730	$8,812	(2,082)
Short-term investments	6,599	5,352	1,247
Adjusted net debt (Non-GAAP)	$18,967	$20,819	(1,852)
Net leverage (Non-GAAP) (a)	2.1	2.4	(0.3)	pts.
(a) The prior period has been recast to conform to current period presentation.

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2025	2024			2025	2024
Operating expenses (GAAP)	$13,830	$13,278	4.2		$40,345	$38,775	4.1
Special charges (credits)	(73)	(5)	NM		266	44	NM
Operating expenses, excluding special charges	13,903	13,283	4.7		40,079	38,731	3.5
Adjusted to exclude:
Fuel expense	2,997	2,993	0.1		8,473	9,080	(6.7)
Profit sharing	228	231	(1.2)		459	419	9.7
Third-party business expenses	59	61	(3.2)		200	183	9.1
Adjusted operating expenses (Non-GAAP)	$10,619	$9,998	6.2		$30,947	$29,049	6.5

Operating income (GAAP)	$1,395	$1,565	(10.8)		$3,328	$3,593	(7.4)
Special charges (credits)	(73)	(5)	NM		266	44	NM
Adjusted operating income (Non-GAAP)	$1,322	$1,560	(15.2)		$3,594	$3,637	(1.2)

Operating margin	9.2%	10.5%	(1.4)	pts.	7.6%	8.5%	(0.9)	pts.
Adjusted operating margin (Non-GAAP)	8.7%	10.5%	(1.8)	pts.	8.2%	8.6%	(0.4)	pts.

Pre-tax income (GAAP)	$1,255	$1,286	(2.4)		$2,981	$2,861	4.2
Adjusted to exclude:
Special charges (credits)	(73)	(5)	NM		266	44	NM
Unrealized losses on investments, net	13	90	NM		8	160	NM
Debt extinguishment and modification fees	20	75	NM		20	110	NM
Adjusted pre-tax income (Non-GAAP)	$1,215	$1,446	(16.0)		$3,276	$3,175	3.2

Pre-tax margin (GAAP)	8.2%	8.7%	(0.4)	pts.	6.8%	6.8%	—	pts.
Adjusted pre-tax margin (Non-GAAP)	8.0%	9.7%	(1.8)	pts.	7.5%	7.5%	—	pts.

Net income (GAAP)	$949	$965	(1.7)		$2,309	$2,164	6.7
Adjusted to exclude:
Special charges (credits)	(73)	(5)	NM		266	44	NM
Unrealized losses on investments, net	13	90	NM		8	160	NM
Debt extinguishment and modification fees	20	75	NM		20	110	NM
Income tax benefit on adjustments, net	—	(15)	NM		(127)	(34)	NM
Adjusted net income (Non-GAAP)	$909	$1,110	(18.1)		$2,477	$2,444	1.4

Diluted earnings per share (GAAP)	$2.90	$2.90	—		$7.02	$6.49	8.2
Adjusted to exclude:
Special charges (credits)	(0.22)	(0.01)	NM		0.81	0.13	NM
Unrealized losses on investments, net	0.04	0.27	NM		0.03	0.48	NM
Debt extinguishment and modification fees	0.06	0.22	NM		0.06	0.33	NM
Income tax benefit on adjustments, net	—	(0.05)	NM		(0.39)	(0.10)	NM
Adjusted diluted earnings per share (Non-GAAP)	$2.78	$3.33	(16.5)		$7.53	$7.33	2.7

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2025 (UNAUDITED)	December 31, 2024
ASSETS
Cash and cash equivalents	$6,730	$8,769
Short-term investments	6,599	5,706
Receivables, net	2,433	2,163
Aircraft fuel, spare parts and supplies, net	1,588	1,572
Prepaid expenses and other	744	673
Total current assets	18,094	18,883
Operating property and equipment, net	44,968	42,908
Operating lease right-of-use assets	4,821	3,815
Goodwill	4,527	4,527
Intangible assets, net	2,662	2,683
Investments in affiliates and other, net	1,242	1,267
Total noncurrent assets	58,219	55,200
Total assets	$76,313	$74,083

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,636	$4,193
Accrued salaries and benefits	3,555	3,289
Advance ticket sales	9,338	7,561
Frequent flyer deferred revenue	3,642	3,403
Current maturities of long-term debt, finance leases, and other financial liabilities	4,621	3,453
Current maturities of operating leases	563	467
Other	763	948
Total current liabilities	27,119	23,314
Long-term debt, finance leases, and other financial liabilities	20,807	25,203
Long-term obligations under operating leases	5,331	4,510
Frequent flyer deferred revenue	4,060	4,038
Pension and postretirement benefit liability	974	1,233
Deferred income taxes	2,206	1,580
Other	1,508	1,530
Total noncurrent liabilities	34,886	38,094
Total stockholders' equity	14,309	12,675
Total liabilities and stockholders' equity	$76,313	$74,083

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Nine Months Ended September 30,
	2025	2024
Operating Activities:
Net cash provided by operating activities	$7,145	$7,221

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(3,984)	(3,940)
Purchases of short-term and other investments	(6,454)	(4,057)
Proceeds from sale of short-term and other investments	5,654	7,206
Proceeds from sale of property and equipment	63	66
Other, net	(64)	(211)
Net cash used in investing activities	(4,785)	(936)

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	485	5,302
Payments of long-term debt, finance leases and other financial liabilities	(4,196)	(8,792)
Repurchases of common stock	(610)	(82)
Other, net	(114)	(19)
Net cash used in financing activities	(4,436)	(3,591)
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,075)	2,694
Cash, cash equivalents and restricted cash at beginning of the period	8,946	6,334
Cash, cash equivalents and restricted cash at end of the period (a)	$6,871	$9,028

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$1,382	$395
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	(52)	(156)
Operating leases converted to finance leases	417	96
Investment interests received in exchange for loans, goods and services	16	19

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$6,730	$8,812
Restricted cash in Prepaid expenses and other	—	36
Restricted cash in Investments in affiliates and other, net	141	180
Total cash, cash equivalents and restricted cash	$6,871	$9,028

United Airlines Reports Third-Quarter 2025 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized losses on investments, net include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Operating:
Labor contract ratification bonuses	$—	$—	$561	$—
(Gains) losses on sale of assets and other special charges	(73)	(5)	(295)	44
Total operating special charges (credits)	(73)	(5)	266	44

Nonoperating:
Nonoperating unrealized losses on investments, net	13	90	8	160
Nonoperating debt extinguishment and modification fees	20	75	20	110
Total nonoperating special charges and unrealized losses on investments, net	33	165	28	270
Total operating and nonoperating special charges (credits) and unrealized losses on investments, net	(40)	160	295	314
Income tax benefit, net of valuation allowance	—	(15)	(127)	(34)
Total operating and nonoperating special charges (credits) and unrealized losses on investments, net of income taxes	$(40)	$145	$168	$280
Operating and nonoperating special charges (credits) and unrealized losses on investments included the following:
During the three and nine months ended September 30, 2025, the company recorded $73 million and $295 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $75 million and $336 million, respectively, of gains on various aircraft sale-leaseback transactions.
During the nine months ended September 30, 2025, the company also recorded a $561 million special charge in connection with a labor contract ratification bonus for the company's employees represented by the Association of Flight Attendants.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Effective tax rate	24.4%	25.0%	22.5%	24.4%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The decrease in the effective tax rate in the three and nine months ended September 30, 2025, as compared to the same period in 2024, was primarily due to a release of valuation allowance related to realized capital gains.
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